Exhibit 2.1

 SALE AGREEMENT PURSUANT TO ARTICLE 9 OF THE UNIFORM

COMMERCIAL CODE

This Sale Agreement Pursuant to Article 9 of the Uniform Commercial Code (this “Agreement”) is entered into as of July 8, 2015, by and among Point.360, a California corporation (“Buyer”), Medley Capital Corporation, a Delaware corporation (in its individual capacity, “Medley”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent” or “Seller”), Medley Opportunity Fund II LP, a Delaware limited partnership (“MOF II”), Congruent Credit Opportunities Fund II, LP (“Congruent”), and Main Street Equity Interests, Inc., a Delaware corporation, (“Main Street,” and together with MOF II, Congruent and Medley, the “Lenders”) and Haig Bagerdjian (“HB”).

RECITALS

WHEREAS, pursuant to that certain Credit Agreement, dated as of September 25, 2012 (as heretofore or hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Modern VideoFilm, Inc., a Delaware corporation (“MVF”), as the borrower thereunder (“Borrower”), MVF Wordwide Services, LLC, a Delaware limited liability company (“MVF Worldwide”), MOCA Services, LLC, a Delaware limited liability company (“MOCA”), Modern VideoFilm – GA, LLC, a Delaware limited liability company (“MVF-GA”), and Modern VideoFilm – LA, LLC, a Delaware limited liability company (“MVF-LA,” and together with MVF, MVF Worldwide, MOCA, MVF-GA and MVF-LA, the “Loan Parties”), Agent and the Lenders, (as well as certain other documents, instruments and agreements executed pursuant thereto or in connection therewith (together with, and as defined in, the Credit Agreement, the “Loan Documents”), Agent and Lenders made loans to, and made other financial accommodations to or for the benefit of, Borrower (all such loans and other financial accommodations being herein referred to collectively as the “Loans”). The Loans and all other liabilities and obligations of Borrower and the other Loan Parties owing to Agent and Lenders under the Credit Agreement and other Loan Documents, howsoever created, arising or evidenced (as further defined in the Credit Agreement, the “Obligations”), are secured by properly perfected liens on and security interests in substantially all assets of the Loan Parties and properties granted in favor of Agent (for the benefit of itself and the Lenders). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

WHEREAS, as a result of the occurrence and continuance of numerous Events of Default under the Credit Agreement (all such continuing Events of Default, the “Existing Defaults”), Agent and Lenders have determined, and the Loan Parties have not contested, that the Lenders are entitled under the Uniform Commercial Code, as adopted in the State of New York, and solely to the extent applicable to the transactions contemplated hereby, as adopted in other states (collectively, the “UCC”), and specifically Sections 9-610 through 9-619 and 9-623 through 9-628 of the UCC, the Loan Documents and other applicable law, to sell and transfer to any natural person, corporation, partnership or other association or entity (“Person”) for value all of the Loan Parties’ right, title and interest in and to the Purchased Assets (as defined below) in one or more sales pursuant to Article 9 of the UCC; and

WHEREAS, based on the foregoing, Agent, on behalf and at the direction of the Lenders, desires to sell, transfer and deliver to Buyer, and Buyer desires to acquire from Agent, on behalf and at the direction of the Lenders, for value in a private sale pursuant to Sections 9-610 through 9-619 and 9-623 through 9-628 of the UCC and on the terms and conditions hereinafter set forth, all of the Loan Parties’ right, title and interest in and to the Purchased Assets (as hereinafter defined), which shall be surrendered by the Loan Parties to Buyer at the Closing (as hereinafter defined) free and clear of all liens of the Agent and all liens subordinate to the liens of Agent, in each case by operation of, and to the fullest extent permitted in, Section 9-617 of the UCC.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF PURCHASED ASSETS

1.1           Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 5.1 below), pursuant to Sections 9-610 through 9-619 and 9-623 through 9-628 of the UCC, the Loan Documents and other applicable law, Agent, on behalf of and at the direction of the Lenders, shall sell, deliver, assign and transfer to Buyer, and Buyer shall purchase, acquire and take assignment of, all of the Loan Parties’ right, title and interest in and to all of the assets of MVF and the Loan Parties other than those assets listed in Schedule l.1 (the “Excluded Assets”), on an "as is, where is" basis to the fullest extent Agent can transfer such right, title and interest pursuant to the UCC, including UCC Section 9-610 (such assets, the “Purchased Assets”), whereupon Agent’s liens and security interests in the Purchased Assets and all liens subordinate to the Agent’s liens on the Purchased Assets will be discharged by operation of, and to the fullest extent provided in, the UCC, including UCC Section 9-617. Following the Closing, Buyer shall have the right to sell any Purchased Asset which Buyer determines, in its sole discretion, is not needed for continuing operations relating to the Purchased Assets, and Buyer shall retain all consideration received by Buyer in connection with any such sale. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, sell or transfer any contract or any other asset that is not assignable or transferrable without the consent of any Person to the extent that such consent shall not have been given prior to the Closing (the “Unassigned Assets”), and any such Unassigned Asset shall not be a Purchased Asset under this Agreement; provided, that the Seller shall assign its freely assignable rights under such Unassigned Assets.  The Purchased Assets shall include $200,000 of the Loan Parties’ cash (the “Purchased Cash”), which shall be wired to the Buyer no later than the business day following the Closing Date. Within ten days following the Closing Date, Seller shall obtain from the Loan Parties, and deliver to Buyer, a schedule setting forth the Purchased Assets with a value of $25,000 or more (the “Material Assets”) and a written certification (the “Asset Certification”) providing that the Loan Parties owned such Material Assets immediately prior to the Closing Date, that such Material Assets were included in the Purchased Assets and the location of such Material Assets. Buyer and Seller agree that the Material Assets shall constitute Purchased Assets, it being understood that the Seller and Buyer are entitled to rely on the Asset Certification. Within five days after the Closing, Seller shall cause the Loan Parties to transfer title to the vehicles owned by the Loan Parties to the Buyer, it being understood that such vehicles constitute Purchased Assets and that there are at least seven of such vehicles.

1.2          Limited Assumption of Liabilities. At the Closing, Buyer shall assume, discharge and perform and be solely liable for the liabilities of the Loan Parties described in Schedule 1.2 (the “Assumed Liabilities”). With the exception of those certain liabilities more particularly described in Schedule 1.2, Buyer shall not assume or be liable for any debts, obligations or liabilities of Seller or any of the Loan Parties, whether related to the Purchased Assets or to the Loan Parties’ other assets and whether known or unknown, including, but not limited to, payroll, related benefits, or any accounts payable related to periods prior to the Closing, except for paid time off (including, without limitation, accrued vacation) owed to former MVF employees employed by Buyer in connection with the Closing (the “Hired Employee”) to the extent (i) accrued and unused as of the Closing Date and (ii) such Hired Employees have not requested such paid time off to be paid by MVF (“PTO”). Buyer shall not advise or encourage any Hired Employee to request paid time off to be paid by MVF and shall not waive, amend, modify or terminate any provision of an offer letter executed by a Hired Employee (“Offer Letter”) related to paid (personal) time off. If requested by Seller, Buyer shall provide Offer Letters to Seller. For purposes of clarity, Buyer shall not assume any liability or obligation for paid time off of employees of the Loan Parties who have not agreed that such paid time off shall be assumed by the Buyer.

1.3          Purchase Price. In consideration for the sale and transfer of the Purchase Assets to Buyer, on the Closing Date (as defined in Section 5.1 below), in full payment for all right, title and interest of Seller in the Purchased Assets, Buyer shall issue to Lenders (i) 2,000,000 shares (the “Common Shares”) of common stock of Buyer (“Common Stock”), and (ii) a five-year warrant (the “Warrant”, and together with the Common Shares, the “Consideration”), substantially in the form attached hereto as Exhibit A, to purchase 800,000 shares (the “Warrant Shares”, and together with the Common Shares, the “Shares”) of Common Stock at an exercise price of $0.75 per share. The Common Shares and Warrant Shares will be allocated to Lenders as set forth on Schedule 1.3. Buyer and Seller have determined that the fair market value of the Consideration is $4,177,585.40. Buyer shall provide to the Lenders evidence of the issuance of the Common Shares to the Lenders no later than the business day following the Closing.

1.4          Taxes. Seller shall be liable for the payment of any and all sales and use taxes arising out of the transfer of the Purchased Assets to Buyer. Buyer agrees to reasonably cooperate with Seller to the extent reasonably requested by Seller to minimize sales and use taxes in connection with the transactions contemplated by this Agreement; provided, that Buyer shall not be required to incur any out-of-pocket expense in connection with such compliance unless Seller agrees to promptly reimburse Buyer for such expense.

1.5          Allocation of Purchase Price. Within 90 days following the Closing Date, Seller shall prepare and deliver to Buyer a schedule setting forth an allocation of the Consideration among the Purchased Assets as of Closing (the “Allocation”), in accordance with Section 1060 of the Internal Revenue Code and the Treasury regulations promulgated thereunder. Upon receipt of the Allocation, Buyer shall have 30 days to review the Allocation. If Buyer disagrees with any aspect of the Allocation, the parties shall have 45 days to resolve their differences. If the parties are unable to resolve their differences within that time period, each party shall be entitled to apply its own allocation of the purchase price for tax purposes. If Buyer and Seller agree on the Allocation, then Buyer and Seller shall prepare and file tax returns on a basis consistent with the Allocation. Buyer and Seller shall timely file all forms and tax returns required to be filed in connection with the Allocation.

1.6          Compliance with UCC. It is the express intent of the parties hereto that the sale of the Purchased Assets contemplated hereby be consummated pursuant to all applicable sections of the UCC, including Sections 9-610 through 9-619 and 9-623 through 9-628 of the UCC. To the extent not waived in writing to the satisfaction of the Agent and Buyer, Agent, on behalf of the Lenders, shall send notices with respect to the UCC sale contemplated hereby to (i) any secondary obligor (as defined in the UCC), (ii) any Person from whom Agent or any Lender has received before the notification date (as defined in Section 9-611(a) of the UCC) an authenticated notification of a claim of an interest in the Purchased Assets, (iii) any secured party or lienholder pursuant to Sections 9-611(c)(3)(B) (by compliance with Sections 9-611(e)) and 9-611(c)(3)(C) the UCC and (iv) the Loan Parties.

ARTICLE 2
SELLER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the disclosure letter that has been prepared by Seller and delivered to Buyer in connection with the execution and delivery of this Agreement (it being agreed that any disclosures made therein shall apply to any other section or subsection without repetition where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed that the disclosure is relevant to such other section or subsection), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

2.1          Organization and Good Standing. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has power and authority on behalf and at the direction of the Lenders to (i) sell all of the Loan Parties' right, title and interest in and to all of the Purchased Assets to the fullest extent Seller can transfer such right, title and interest pursuant to UCC Section 9-610, (ii) execute and deliver this Agreement and the other transaction documents to which it is a party, and (iii) carry out all of the actions required of it pursuant to the terms of this Agreement and the other transaction documents to which it is a party.

2.2          Authority. Seller has the full right, power and authority to execute and deliver this Agreement on behalf of itself and on behalf of each Lender, to bind each Lender to the terms of this Agreement, and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Seller in order to enable it to carry out this Agreement and the transactions contemplated hereby have been taken or will be taken prior to the Closing.

2.3          Binding Effect. This Agreement has been duly executed and delivered by Seller and, assuming all of the representations and warranties in Article 3 are correct, constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

2.4          No Breach. Neither the execution and delivery of this Agreement by Seller nor the consummation of any transaction contemplated hereby by Seller will (i) violate any law, regulation, judgment or order applicable to Seller, (ii) result in the acceleration of obligations, breach or termination of, or constitute a default under, any loan agreement, charter document, lease, deed of trust or other agreement to which Seller is subject, or (iii) result in the creation of any lien or other encumbrance upon any of the Purchased Assets other than those caused by Buyer.

2.5          Ownership of Assets. Except as set forth on Schedule 2.5(a), Agent, for the benefit of itself and the Lenders, has a valid, enforceable and first priority properly perfected security interest in the Purchased Assets in which a security interest may be perfected by filing a UCC-1 financing statement(s) in the appropriate jurisdiction(s) for perfecting such interests. Seller has a perfected, valid and enforceable first-priority security interest in the Purchased Assets. Seller has furnished to Buyer true, correct and complete copies of the Guaranty and Security Agreement and all other agreements, including all amendments thereto, and documents related thereto, including, but not limited to, all financing statements filed in connection with Seller's first-priority security interest in the Assets. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Purchased Assets in Buyer, free and clear of all liens, security interests and other claims and encumbrances other than those caused by Buyer.

2.6          Foreclosure Sale. Seller, on behalf of the Lenders, has complied, or will comply, with all relevant provisions of the UCC, including Sections 9-610 through 9-619 and 9-623 through 9-628 of the UCC, to transfer the Loan Parties’ right, title and interest in and to the Purchased Assets to Buyer in accordance with the provisions of this Agreement. To the extent not waived in writing to the satisfaction of Seller and Buyer, Seller has sent, or will send, notices with respect to the UCC sale contemplated hereby to (i) any secondary obligor (as defined in the UCC), (ii) any Person from whom the Seller has received before the notification date (as defined in Section 9-611(a) of the UCC) an authenticated notification of a claim of an interest in the Purchased Assets, (iii) any secured party or lienholder pursuant to Sections 9-611(c)(3)(B) (by compliance with Sections 9-611(e)) and 9-611(c)(3)(C) of the UCC and (iv) each of the Loan Parties, which notices represent all notices required to be sent under the UCC in connection with the transfer described in this Section 2.6.

2.7          Litigation. Except as set forth on Schedule 2.7, there is no litigation, arbitration, investigation or other proceeding pending or threatened against Seller or any of the Purchased Assets which could, following the Closing, cause Buyer to not own each of the Purchased Assets free and clear of all liens, security interests or other claims or encumbrances.

2.8          Finders and Brokers. Other than Deloitte, no Person has acted as a finder, broker or other intermediary on behalf of Seller in connection with this Agreement. Other than Deloitte, no Person is entitled to any broker’s or finder’s fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by Seller. All obligations to Deloitte will be the responsibility of Seller.

2.9          Employees. Seller has furnished to Buyer prior to the date hereof a true, correct and complete list of all employees of MVF, together with such persons' job titles, annual vacation, current compensation and years of service.

2.10         Fraudulent Conveyance. Seller has not entered into this Agreement or transactions set forth herein with the intent to defraud any creditor of the Loan Parties.

2.11         Investment Representations. Seller and each Lender represents and warrants to Buyer as to itself that it (i) is an “accredited investor” as that term is defined by Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”), (ii) is a sophisticated investor for purposes of applicable United States federal and state securities laws and regulations, and (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Seller and each Lender confirms that Buyer has made available to Seller and such Lender and its agents the opportunity to ask questions of the officers and management employees of Buyer as well as access to the documents, information and records of Buyer and to acquire additional information about the business and financial condition of Buyer. Seller and each Lender is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Shares. Seller and each Lender understands and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable. Seller and each Lender represents and warrants that it is able to bear the economic risk of an investment in the Shares for an indefinite period of time.

2.12         PTO; Employees. Seller has furnished to Buyer a schedule containing a true and correct representation of the paid time off obligations of the Loan Parties to employees as of the Closing. Other than claims by Moshe Barkat and Hugh Miller, Seller is not aware of any legal actions pending or threatened in writing by current or former employees of MVF against MVF.

2.13         Legend. Seller and each Lender acknowledges and agrees that any certificate or instrument representing the Shares and the Warrant shall be imprinted with a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the securities act of 1933, as amended (the ‘Securities Act’), or applicable state securities laws, and have not been approved or disapproved by the securities and exchange commission or any state regulatory authority. The securities represented by this certificate may not be offered or sold in the absence of an effective registration statement under the securities act and any applicable state securities laws unless an exemption from such registration is available.”

2.14         Exclusivity of Representations. The representations and warranties made by Seller in this Section 2 are the sole and exclusive representations, warranties and statements made by Seller and the Lenders with respect to MVF, MVF’s subsidiaries, their business (including assets, liabilities, financial condition and otherwise), the Assets, the Purchased Assets and/or the Assumed Liabilities. Seller and the Lenders hereby disclaim any other express or implied representations, warranties or statements. Buyer acknowledges and agrees that it has not relied on any statements, information, representations or warranties regarding MVF, MVF’s subsidiaries, their business (including assets, liabilities, financial condition and otherwise), the Assets, the Purchased Assets and/or the Assumed Liabilities except those representations and warranties expressly set forth in this Section 2.

ARTICLE 3
BUYER'S REPRESENTATIONS AND WARRANTIES

Except (a) as set forth in the disclosure letter that has been prepared by Buyer and delivered to Seller in connection with the execution and delivery of this Agreement (it being agreed that any disclosures made therein shall apply to any other section or subsection without repetition where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed that the disclosure is relevant to such other section or subsection), or (b) as disclosed in publicly available Buyer SEC Documents filed with or furnished to, as applicable, the Securities and Exchange Commission (“SEC”) prior to the date of this Agreement, Buyer represents and warrants to Seller and the Lenders as of the date hereof and as of the Closing Date as follows:

3.1          Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

3.2          Authority. (i) Buyer has the full right, power and authority to execute and deliver this Agreement and the Warrant, and to consummate the transactions contemplated hereby and under the Warrant, including issuance of the Shares, and (ii) all acts and other proceedings required to be taken by Buyer in order to enable it to carry out this Agreement and the Warrant, and the transactions contemplated hereby and thereby have been taken, including issuance of the Shares.

3.3          Binding Effect. This Agreement and the Warrant have been duly executed and delivered by Buyer and, assuming all of the representations and warranties in Article 2 are correct, constitutes its legal, valid and binding obligation, enforceable in accordance with their terms.

3.4          Shares. When issued to Lenders, the Common Shares and the Warrants Shares (as to the Warrant Shares, when issued upon exercise of the Warrant in accordance with the terms of the Warrant), will be validly issued, fully paid, and nonassessable, and Lenders will have good title to the Common Shares and the Warrant Shares, free and clear of any liens, mortgages, pledges, security interests and other encumbrances.

3.5          Finders and Brokers. No Person has acted as a finder, broker or other intermediary on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no Person is entitled to any broker’s or finder’s fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by Buyer.

3.6          No Breach. Except as set forth on Schedule 3.6, neither the execution and delivery of this Agreement or the Warrant by Buyer nor the consummation of any transaction contemplated hereby or thereby by Buyer will (i) violate any law, regulation, judgment or order applicable to Buyer, (ii) result in the acceleration of obligations, breach or termination of, or constitute a default under, any loan agreement, charter document, lease, deed of trust or other agreement to which Buyer is subject, or (iii) result in the creation of any lien or other encumbrance upon any of the Purchased Assets.

3.7          Litigation. Except as set forth on Schedule 3.7, there is no litigation, arbitration, investigation or other proceeding pending or threatened against Buyer which could, following the Closing, cause Buyer to not own each of the Purchased Assets free and clear of all liens, security interests or other claims or encumbrances.

3.8          Capitalization.

(a)          The authorized capital stock of Buyer consists of 50,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. There are 10,536,906 shares of Common Stock issued and outstanding, and no other shares of capital stock of Buyer are issued and outstanding, and no shares of capital stock are held in treasury or owned by a subsidiary of Buyer. All the outstanding capital stock of Buyer has been duly authorized, validly issued, and are fully paid and non-assessable. As further described in the Buyer SEC Documents, the Buyer implemented a stock rights program, pursuant to which stockholders of record on August 7, 2007, received a dividend of one right to purchase for $10 one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock. The rights are attached to the Common Stock and will also become attached to shares of Common Stock issued subsequent to August 7, 2007. The rights will not become exercisable until the occurrence of a triggering event (as defined). The rights will expire on August 6, 2017 and are redeemable at $0.0001 per right.

(b)          Other than this Agreement, equity-based awards to employees, officers, directors, or consultants, and as disclosed in the Buyer SEC Documents (as defined in Section 3.11), there are no outstanding subscriptions, options, rights, warrants, equity-based or equity-related awards, convertible, exercisable or exchangeable securities, or other agreements or commitments obligating Buyer to issue, grant, award, purchase, acquire, sell or transfer any capital stock or other equity interests.

(c)          All the outstanding equity interests in each of Buyer’s subsidiaries are owned directly or indirectly by Buyer.

3.9          No Conflicts. The execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated by this Agreement will not: (a) conflict with the organizational or governing documents of Buyer; or (b) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contract of Buyer or its subsidiaries.

3.10       Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any court or nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization (“Governmental Authority”) is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or consummation of the transactions contemplated by this Agreement by Buyer.

3.11       SEC Documents; Financial Statements.

(a)          Buyer has timely filed with, or furnished (on a publicly available basis) to the SEC, substantially all forms, schedules, documents, statements and reports required to be filed by Buyer with the SEC since January 1, 2014 (the forms, documents, statements and reports filed with the SEC since January 1, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendment thereto (including any registration statements), the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the United States Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents and none of the Buyer SEC Documents, at the time of filing or being furnished, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Buyer SEC Documents filed or furnished and publicly available prior to the date of this Agreement.

(b)          The consolidated financial statements of Buyer included or incorporated by reference in the SEC Documents, including the related notes and schedules complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Buyer and its subsidiaries, taken as a whole, as of the respective dates.

(c)          Buyer is not a party to nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship Buyer on the one hand, and any unconsolidated affiliate of Buyer, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer in Buyer’s audited financial statements or other Buyer SEC Documents.

(d)          To the extent required by any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority, Buyer has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.12       Transactions with Affiliates. Except as set forth on Schedule 3.12, neither Buyer nor any direct or indirect subsidiary of Buyer has entered into any contract (oral or written) or transaction with HB or any individual related by blood, marriage or adoption to HB or any entity in which any of the foregoing Persons owns any beneficial interest in (except for ownership of less than 5% of the outstanding common stock of a publicly traded company) (HB and each such persons, an “Affiliated Person”). No Affiliated Person owns any property or assets used by Buyer or any of its direct or indirect subsidiaries in connect with their business. Neither Buyer nor any of its direct or indirect subsidiaries has any liability or obligation to any Affiliated Person.

3.13       Private Sale. Based in part upon the representations of the Seller in Article 2 of this Agreement, the Warrant and Shares will be issued in material compliance with all applicable federal and state securities laws.

ARTICLE 4
COVENANTS

4.1          Conduct of Business by Buyer Pending the Closing; No Solicitation.

(a)          Except as otherwise contemplated by this Agreement, from the date hereof and until the Closing, (i) Buyer will conduct its business in the ordinary course consistent with previous practices without any material change in its assets, liabilities and operations with respect to the content management and TV post production services, (ii) Buyer shall use all reasonable efforts to preserve intact its business organization and goodwill, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement, and (iii) Buyer shall maintain its books and records in accordance with past practice.

(b)          From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Buyer shall not (and shall not permit its direct or indirect subsidiaries or representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer relating to, or enter into or consummate any transaction relating to, the acquisition of any equity interests of Buyer or any of its direct or indirect subsidiaries, except for equity-based awards to employees, officers and directors consistent with past practice, or any merger, recapitalization, leveraged dividend, share exchange, sale of substantial assets or any similar transaction or alternative to the transactions contemplated by this Agreement; (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt to do or seek any of the foregoing, or (c) declare or pay any dividend.

(c)          From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller shall not consent to or permit any transaction relating to, the acquisition of any equity interests of MVF or any of its direct or indirect subsidiaries, or any merger, recapitalization, leveraged dividend, share exchange, sale of substantial assets or any similar transaction or alternative to the transactions contemplated by this Agreement.

4.2          Board Representation.

(a)          Buyer’s Board of Directors (“Buyer's Board”) currently consists of five (5) directors. Subject to the occurrence of the Closing, upon Shareholder Approval (the “Buyer’s Board Expansion Date”), Buyer’s Board shall consist of seven (7) directors, as follows: (i) HB, Greggory J. Hutchins, Sam P. Bell, G. Samuel Oki and J.R. DeLang, which persons currently serve as members of Buyer’s Board; and (ii) two (2) directors designated by Seller (the “Seller Directors”), who shall initially be James Frank and James Feeley. The Seller Directors shall not receive compensation for their service as directors; provided, that the Buyer shall promptly reimburse the Seller Directors for all reasonable and documented out-of-pocket expenses incurred by them in connection with their service as directors. HB, Medley and MOF II each agree to vote all of their Shares in support of this Section 4.2(a).

(b)          Subject to the occurrence of the Closing, (i) following the Buyer's Board Expansion Date, a super-majority (66 2/3%) vote of Buyer's Board (which shall include the vote of the Seller Directors) and (ii) prior to the Buyer’s Board Expansion Date, written consent of Seller shall be required to approve transactions constituting a “reorganization” under the California Corporations Code or any possible change of control transaction to which Buyer or any subsidiary thereof is a party. A “change of control transaction” shall include, without limitation, any transaction (by stock sale, merger, consolidation or otherwise) whereby any Person or group of Persons acquire 50% or more of the voting securities of Buyer or any sale of all or any material portion of the assets of Buyer or its subsidiaries (including, without limitation, equity interests of Buyer’s subsidiaries).

(c)          If on any date after the Closing Date, the Seller and MOF II (together with their affiliate transferees) beneficially own in the aggregate less than 90% of the Common Shares acquired by the Seller and MOF II pursuant to this Agreement, Seller shall no longer be entitled to designate any Seller Directors to Buyer’s Board and the Seller Directors shall, upon the written request of Buyer, promptly tender their resignations. If on any date after the Closing Date, HB beneficially owns less than 90% of the shares of Common Stock owned by him on the date of this Agreement, the Lenders voting obligations under Section 4.2(a) shall terminate and expire.

(d)          From the date of the Closing until the Buyer's Board Expansion Date, Seller may designate one person to attend every Buyer's Board meeting as an unpaid advisor to Buyer's Board, and Buyer shall provide to Seller copies of all information, materials and consents provided to Buyer’s Board and reimburse such advisor’s reasonable and documented out-of-pocket expenses incurred in connection with his or her attendance at meetings.

4.3          Buyer Shareholder Approval. Buyer shall take all action necessary and within its powers under applicable law to call, give notice of and hold in November 2015 its annual meeting of shareholders (the "Annual Meeting") for purposes of obtaining the affirmative vote of the holders of a majority of the outstanding shares of Common Stock to amend Buyer's Bylaws to increase the authorized number of directors to seven (7) directors ("Shareholder Approval") and to elect the Seller Directors to the Board.

4.4          Stock Options. Buyer will not “cash out” any stock options of Buyer outstanding as of the Closing Date in anticipation of, or as a result of, the transactions contemplated herein. Such stock options will remain outstanding in accordance with their terms. It is expected that Buyer's Board will evaluate an option package for the new management team of Buyer after the Closing.

4.5          Reasonable Efforts. Each party to this Agreement agrees to provide reasonable cooperation to the other party in the performance of all obligations under this Agreement. Each party shall use its reasonable efforts to satisfy or cause to be satisfied, at or prior to the Closing, the conditions to the other party’s Closing obligations under this Agreement.

4.6          Publicity; Confidentiality.

(a)          Except for a filing of a report on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, without the prior written approval of Buyer and Seller, no party shall disclose the existence and/or contents of any discussions relating hereto nor issue any press release or other public disclosure regarding the transactions contemplated by this Agreement, except as required by applicable securities or other laws.

(b)          Seller and each Lender understands and agrees that any confidential and proprietary information of the Buyer, including, without limitation, any and all trade secrets (“Confidential Information”), constitutes valuable assets and, following the Closing, agrees not to, and agrees to cause its controlled affiliates not to, direct or indirectly, disclose any Confidential Information; provided, however, that Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a breach of this Agreement by Seller or a Lender. Anything herein to the contrary notwithstanding, neither Seller nor any Lender will be restricted from disclosing Confidential Information that is required to be disclosed by law; provided, however, that in the event disclosure is required by law after the Closing, (i) the applicable Seller or Lender shall provide the Buyer with as much advanced notice as is practicable of such requirement so that the Buyer may seek an appropriate protective order prior to any such required disclosure, and (ii) the applicable Seller or Lender shall (A) use commercially reasonable efforts to assist the Buyer in seeking such protective order (at the Buyer’s cost and expense) and (B) only disclose the portion of the Confidential Information that is required to be disclosed by the law.

(c)          Notwithstanding the foregoing, the parties to this Agreement may disclose the contents of this Agreement and Confidential Information in any legal proceedings between the parties relating to this Agreement or to any advisors, service providers or investors (provided such advisors, service providers and investors agree to treat such Confidential Information in accordance with the terms of this Section 4.6).

4.7          Transition Costs. Following the Closing, Buyer shall (i) be responsible for Buyer’s moving expenses and other expenses, if any, caused by Buyer’s negligence or willful conduct related to the relocation of Purchased Assets from MVF's facilities located at 2300 W. Empire Ave., Burbank, CA 91504 (the "Burbank Facility"), 2500 Broadway Ave., Santa Monica, CA 90404 (the "Santa Monica Facility"), and 1733 Flower St., Glendale, CA 91201 (the "Glendale Facility," and together with the Burbank Facility and the Santa Monica Facility, the "Facilities"), and (ii) pay a portion of the rent for each Facility to its landlord on a per diem basis based on the number of days post-Closing, if any and as applicable, that Buyer occupies such Facility to complete the foregoing relocation of Purchase Assets.

4.8          MVF Employees. As of the Closing, other than PTO, Seller shall ensure that all payment obligations of MVF to current or past employees of MVF have been satisfied in full under California law, which shall consist solely of current wages, and that all MVF employees are terminated. Buyer shall have no liability or responsibility with respect to any obligations to, or any claims of, any current or past MVF employees, except with respect to PTO as set forth in Section 1.2 above. Prior to the Closing, Buyer shall make an offer in writing to hire all existing employees of MVF whose names are listed in the document entitled “Modern VideoFilm, Inc., Current Active Employees,” which Seller delivered to Buyer or its representatives on July 5, 2015 (the “Employee List”), in substantially similar roles, and with the same annual salary, as set forth on the Employee List with respect to such employee. For the avoidance of doubt, other than PTO assumed as provided in Section 1.2, Buyer is not assuming any of the Loan Parties’ obligations or liabilities to its employees.

4.9          Employment Agreements. Following the Closing, as promptly as practicable following the next scheduled Buyer board meeting, HB and Alan R. Steel shall enter into Employment Agreements with Buyer.

4.10       Term Loan. Upon the Closing, Seller shall agree to provide Buyer a five-year, $6,000,000 term loan, pursuant to the Term Loan Agreement ("Term Loan Agreement").

4.11       PTO. Seller agrees that (i) within 5 days following the Closing it will deliver to Buyer a true, correct and complete list of all Hired Employees who requested of MVF that their respective paid time off be paid by MVF, and (ii) thereafter, it will promptly notify Buyer in writing following each request of a Hired Employee to MVF within 180 days after the 5 day period referenced in clause (i), above, that MVF pay such Hired Employee's paid time off, which list and notifications shall contain the name of each such Hired Employee, the date of the request and the amount of the paid time off.

4.12       Transactions with Affiliates. At any time that Buyer ceases to have filing obligations under the Exchange Act, neither Buyer nor any direct or indirect subsidiary of Buyer will enter into any material contract (oral or written) or material transaction with (including, without limitation, issuance of equity interests or incurrence of debt to or from) any Affiliated Person without the prior written consent of Seller.

4.13       Termination of Certain Rights. Upon the payment in full of all outstanding principal and interest on the Term Loans (as defined) under the Term Loan Agreement, the Seller Directors shall, upon the written request of Buyer, promptly tender their resignations.

4.14       Access to Information; Books and Records.

(a)          From the date hereof until the Closing, (i) Seller shall afford Buyer full and free access to and the right to inspect all of the Purchased Assets and other documents related to the Purchased Assets, and (ii) Seller shall furnish Buyer with all financial, operating, books and records, and other data and information related to the Purchased Assets to enable Buyer to comply with applicable financial reporting and other requirements with respect to reports and filings with the SEC.

(b)          Following the Closing, (i) Buyer shall provide copies and otherwise make any and all books and records of MVF included in the Purchased Assets as of the Closing available to Seller upon reasonable request by Seller, and at Seller's expense and (ii) Seller shall provide written information received from Gordon Brothers with respect to the value of the Purchased Assets (other than as prohibited by confidentiality obligations with Gordon Brothers).

ARTICLE 5
CLOSING DELIVERIES; CLOSING

5.1          Closing. Subject to satisfaction or waiver of the conditions set forth in this Section 5, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur effective as of July 8, 2015, or such other date as Buyer and Seller may agree in writing, and shall take place at such time and at such location as Buyer and Seller may agree in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".

5.2          Conditions Precedent to Buyer’s Closing Obligations. Each of the following shall be a condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement, except to the extent that Buyer may elect to waive any of such conditions in writing:

(a)          Each representation and warranty of Seller contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant hereto) shall be true and correct in all material respects on and as of the Closing Date and Seller shall have performed or complied in all material respects with all agreements required by this Agreement to be performed or complied with by the Seller prior to or at the Closing.

(b)          The Loan Parties shall have conducted their businesses in the ordinary course consistent with previous practices without any material change in its assets, liabilities and operations with respect to the content management and TV post production services, and MVF’s books and records shall be maintained in accordance with past practice.

(c)          Seller shall have executed and delivered the agreements and documents that are described in Section 5.4(a) below.

(d)          No claim, action, investigation or other proceeding shall be pending or threatened before any court or governmental agency that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement or that imposes a substantial risk to Buyer’s ability to obtain title to and possession of the Purchased Assets on the terms and conditions contemplated by this Agreement.

(e)          There shall have been obtained all permits, approvals and consents from governmental agencies and third parties that Buyer determines are required in order to transfer the Purchased Assets to it.

(f)          All actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement shall have been duly and validly taken.

(g)          Seller shall have delivered to Buyer all documents evidencing that Seller conducted its foreclosure on the Purchased Assets in compliance with all applicable laws, including Article 9 of the UCC.

(h)          There shall not have occurred between the date hereof and the closing, any fact, event, circumstance or change that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the Purchased Assets, or (ii) the ability of Seller to perform any of its obligations under this Agreement.

5.3          Conditions Precedent to Seller's Closing Obligations. Each of the following shall be a condition to the obligation of Seller to consummate the transactions contemplated by this Agreement, except to the extent that Seller may elect to waive any of such conditions in writing:

(a)          Each representation and warranty of Buyer contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant hereto) shall be true and correct in all material respects on and as of the Closing Date and Buyer shall have performed or complied in all material respects with all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b)          No claim, action, investigation or other proceeding shall be pending or threatened before any court or governmental agency that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement.

(c)          Subject to receipt of the Shareholder Approval, all actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement shall have been duly and validly taken.

(d)          Buyer shall have executed and delivered the agreements and documents that are described in Section 5.4(b) below.

(e)          There shall not have occurred between the date hereof and the closing, any fact, event, circumstance or change that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the financial condition, business, assets (taken as a whole), liabilities (taken as a whole), or results of operations of Buyer and its subsidiaries, or (ii) the ability of Buyer or any successor to perform any of its obligations under this Agreement.

5.4          Closing Deliveries.

(a)          At or prior to the Closing, Seller shall:

(i)          execute and deliver to Buyer bills of sale and other such assignment instruments, in form and substance reasonably satisfactory to Buyer, covering the Purchased Assets and effecting the full sale and conveyance of the Purchased Assets to Buyer, free and clear of all liens, security interests and other encumbrances;

(ii)         execute and deliver to Buyer the certificate described above in Section 5.2(g);

(iii)        execute and deliver to Buyer the Term Loan Agreement;

(iv)         deliver to Buyer all books, records, correspondence and other documents that evidence or relate to the Purchased Assets and the business of MVF prior to the Closing, provided that Seller shall not deliver to Buyer any information the delivery of which would violate applicable privacy laws;

(v)          execute and deliver to Buyer such other closing documents as Buyer may reasonably request in order to consummate the transactions contemplated by this Agreement.

(b)          At or prior to the Closing, Buyer shall:

(i)          issue and deliver to Seller the Common Shares;

(ii)         execute and deliver to Seller the Warrant and a Registration Rights Agreement in form and substance satisfactory to Seller to be entered into between Buyer and Seller; and

(iii)        execute and deliver to Seller the Term Loan Agreement.

ARTICLE 6
TERMINATION

6.1          Termination of Agreement. Buyer or Seller may terminate this Agreement as provided below:

(a)          Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

(b)          Subject to Section 6.2 below, Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date in the event Seller is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect, and Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing Date in the event Buyer is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect; provided, however, that the party in breach shall have ten calendar days following notice of such breach and the terminating party’s intention to terminate this Agreement to cure such breach;

(c)          Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date if the Closing shall not have occurred on or before the 10th day following the date of this Agreement (unless the failure to close results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

(d)          Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing Date if the Closing shall not have occurred on or before the 10th day following the date of this Agreement (unless the failure to close results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

6.2          Effect of Termination. In the event of a termination of this Agreement by Buyer or Seller pursuant to Section 6.1 above (other than pursuant to Section 6.1(b)), all obligations of the parties hereunder shall terminate without liability of any party to any other party. The termination of this Agreement by either party shall not adversely affect any right that a party may have against another party for intentional breach of contract.

ARTICLE 7
INDEMNIFICATION

7.1          Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing. All representations, warranties and agreements of the parties made in any exhibit or schedule to this Agreement or in any other agreement or document delivered pursuant to this Agreement shall be deemed to be contained in this Agreement.

7.2          Indemnification by Medley. Subject to the provisions of this Article 7, following the Closing, Medley, in its capacity as Seller and in its capacity as Agent on behalf of each Lender, shall indemnify and hold harmless Buyer, and Buyer's officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”), from and against any and all losses, damages, liabilities, costs and expenses, including, without limitation, settlement costs and reasonable legal, accounting and other expenses for investigating or defending any actions (collectively, “Losses”) that the Buyer Indemnified Parties may incur based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of Seller's representations and warranties to Buyer, including those regarding the validity, priority, extent and enforceability of Seller's liens on, and rights with respect to, the Purchased Assets, and Buyer's ownership of the Purchased Assets free and clear of all liens, security interests and other claims on title and encumbrances (provided, that the representation set forth in Section 2.10 shall not be deemed to be breached unless a court of competent jurisdiction has issued a non-appealable ruling that the Seller has acted with the intent to defraud the creditors of the Loan Parties), and (ii) any defects in title to the Purchased Assets transferred relating to the private sale under the UCC contemplated hereunder.

7.3          Indemnification by Buyer. Subject to the provisions of this Article 7, following the Closing, Buyer shall indemnify and hold harmless Seller, and Seller’s officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”), from and against any and all Losses that the Seller Indemnified Parties may incur based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of Buyer’s representations and warranties to Seller.

7.4          Reserved.

7.5          Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any legal suit, action or proceeding (collectively, “Action”) by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

7.6          Special Indemnity. Notwithstanding anything to the contrary herein, and in addition to Medley’s obligations under Section 7.2 hereof, Medley, also in its capacity as Seller and Agent, shall pay to Buyer within 15-days of Buyer's written notice to Medley, Buyer’s documented Losses, in an amount not to exceed $250,000 in the aggregate, that the Buyer may incur upon, arising out of, with respect to or by reason of (i) the failure of Seller to carry out any of its obligations hereunder, (ii) any obligation of MVF or any other Loan Party to any current or past employee of MVF or any other Loan Party under applicable law, other than with respect to PTO, (iii) any claim from any landlord of the Facilities, other than with respect to the payment of Buyer's portion of the rent for the Facilities, if any, as set forth in Section 4.7 hereto, and (iv) the action brought by Moshe Barkat and Modern VideoFilm Holdings, LLC, in the Superior Court of the State of California, County of Los Angeles, Central District (Case No. BC583437), and any action brought by Moshe Barkat, his controlled affiliates or any other party in connection with the transactions contemplated by this Agreement. The indemnity set forth in this Section 7.6 shall be Buyer’s sole remedy for the matters set forth in this Section 7.6 and in no event shall Buyer be entitled to indemnity, remedy or recourse from Medley, under Section 7.2 or otherwise, for the matters set forth in this Section 7.6 other than pursuant to this Section 7.6. Notwithstanding the foregoing, the foregoing sentence shall not impair Buyer’s ability to make claims under Section 7.2 related to the validity, priority, extent and enforceability of Seller's liens on, and rights with respect to, the Purchased Assets, and Buyer's ownership of the Purchased Assets free and clear of all liens, security interests and other claims on title and encumbrances.

7.7          Effect of Investigation. The Indemnified Parties’ right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE 8
GENERAL PROVISIONS

8.1          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the second day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):

If to Buyer:

Point.360

2701 Media Center Drive

Los Angeles, CA 90065

Facsimile: (818) 847-2503

E-Mail: asteel@point360.com

Attention: Alan Steel, Chief Financial Officer

With a copy to:

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, CA 90067

Facsimile: (310) 201-4746

E-Mail: wgould@troygould.com

Attention: William D. Gould, Esq.

If to Seller:

Medley Capital Corporation

375 Park Avenue

33rd Floor

New York, NY 10152

Email: richard.craybas@medleycapital.com

Attention: Richard Craybas

With a copy to:

Proskauer Rose LLP

One International Place

Boston, MA 02110

Facsimile: (617)526-9899

Email: sellis@proskauer.com;

ppossinger@proskauer.com;

mmano@proskauer.com

Attention: Steven Ellis, Paul

Possinger and Michael Mano

8.2          Amendments and Termination; Entire Agreement. This Agreement may be amended or terminated only by a writing executed by each party hereto. Together with the exhibits, schedules and other agreements and documents delivered pursuant hereto, this Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

8.3          Successors and Assigns. This Agreement shall be binding upon, and shall benefit, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the obligations of Sellers hereunder are not assignable to another person without Buyer’s prior written consent.

8.4          Calculation of Time. Except as otherwise provided herein, wherever in this Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.

8.5          Further Assurances. Each party shall perform any further acts and execute and deliver any further documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

8.6          Severability. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

8.7          Waiver of Rights. No party to this Agreement shall be deemed to have waived any right or remedy that it has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired, or unless such party has expressly waived the same in writing. The waiver by a party of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

8.8          Headings; Gender and Number. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular, and pronouns of certain gender shall be deemed to comprehend either or both of the other genders. The terms “hereof,” “herein,” “hereby” and variations thereof shall, whenever used in this Agreement, refer to this Agreement as a whole and not to any particular section hereof. The term “person” refers to any natural person, corporation, partnership or other association or entity. Any form of the word “include” when used in this Agreement is not intended to be exclusive (that is, the word “include” means “including, without limitation”).

8.9          Counterparts. This Agreement may be executed in counterparts, and by each party on a separate counterpart, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument.

8.10       No Strict Construction. The language of this Agreement is the language chosen by the parties hereto to express their mutual intent, and this Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing the instrument to be drafted.

8.11       Expenses. Except as otherwise provided herein, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing occurs.

8.12       No Third Party Beneficiaries. Except as provided in Article 7, no provision of this Agreement is intended to or shall create any rights with respect to the subject matter of this Agreement in any third party.

8.13       Governing Laws. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to such state’s conflict-of-law principles; provided, that all aspects of Seller’s exercise of remedies under the UCC against the Loan Parties shall be governed by the laws of the State of New York.

8.14       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.15       Attorneys’ Fees and Other Expenses. The unsuccessful party to any arbitration proceeding or to any court action that is permitted by this Agreement shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred therein by the successful party, all of which shall be included in and as a part of the award rendered in such proceeding or action.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

“BUYER”
POINT.360

By:	/s/ Haig S. Bagerdjian
Name: Haig S. Bagerdjian
Title: Chief Executive Officer

“SELLER”
MEDLEY CAPITAL CORPORATION, in its capacity as collateral agent to the Lenders

By:	/s/ Richard T. Allorto
Name: Richard T. Allorto
Title: Chief Financial Officer

“LENDERS”
MEDLEY OPPORTUNITY FUND II LP

By:	/s/ Richard T. Allorto
Name: Richard T. Allorto
Title: Chief Financial Officer

MAIN STREET EQUITY INTERESTS, INC.

By:	/s/ Nick Meserve
Name: Nick Meserve
Title: Managing Director

CONGRUENT CREDIT OPPORTUNITIES FUND II, LP

By:	/s/Matthew Killebrew
Name: Matthew Killebrew
Title: Authorized Signatory

HAIG S. BAGERDJIAN, only with respect to his agreement under Sections 4.2(a)

By:	/s/ Haig S. Bagerdjian
Name: Haig S. Bagerdjian

Schedule 1.1

Excluded assets

Excluded Assets.  Buyer is not acquiring, and the Purchased Assets shall not include the following assets or properties of the Loan Parties (collectively, the “Excluded Assets”)

1.	Amounts due to any of the Loan Parties from, and all claims against, (a) Moshe Barkat and his affiliates and family members, and (b) Hugh Miller;
2.	All cash and cash equivalents (other than the Purchased Cash);
3.	Insurance policies entered into by MVF and all proceeds thereof;
4.	Minute books, stock record books, corporate certificates of authority of each Loan Party, and employee records;
5.	All equity interests in any of the Loan Parties;
6.	Net operating loss carry forwards;
7.	Tax refunds of any kind that may be due and or may be applied for;
8.	All claims and causes of action of the Loan Parties other than those arising from the operation of the Loan Parties’ business;
9.	Any third party owned items, leased property, consignment goods, and intellectual property subject to licensing agreements;
10.	Any prepaid insurance premiums (other than prepaid employee health premium for July) and security deposits;

Schedule 1.2

Assumed Liabilities

Per diem rent obligations as detailed in Section 4.7.

PTO

Schedule 1.3

Allocation of Shares

Lender	Common Shares	Warrant Shares
Medley Opportunity Fund II LP	1,018,476	407,391
Medley Capital Corporation	479,283	191,713
Congruent Credit Opportunities Fund II, LP	338,583	135,433
Main Street Equity Interests, Inc.	163,658	65,463

Schedule 2.5(a)

Ownership of Assets

None.

Schedule 2.7

Seller Litigation

A complaint was filed against Seller on May 29, 2015 in the Superior Court of the State of California, in case number BC 583437, entitled Barkat, et al v. Medley Capital Corporation, et al.

Exhibit A

Form of Warrant

(see attached)